UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 4, 2008

Specialty Underwriters' Alliance, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50891	20-0432760
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

222 South Riverside Plaza, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 782-4672

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 OFFICER BONUS PROGRAM

On April 4, 2008, Specialty Underwriters’ Alliance, Inc. (the "Company") adopted its 2008 officer bonus program (the "Bonus Program"). All of our named executive officers, including our principal executive officer and our principal financial officer, are eligible to receive cash bonuses under the Bonus Program.

The Bonus Program is intended to reward a covered employee for his or her contribution to the overall success of the Company. The Bonus Program has two components:

(1) Individual Performance. Individual performance goals are established for our officers and are approved by the Compensation Committee of our Board of Directors (the "Compensation Committee"). In 2008, our officers have the ability to receive a cash bonus of up to 33% of their base salaries based upon individual performance.

(2) Company Performance. The Compensation Committee has determined that the most significant portion of 2008 bonuses should be dependent upon the results of operations of the Company during 2008, as measured by the Company’s after-tax return on equity ("ROE"). ROE is one of the most common measurements used by investors in assessing the efficacy of their investments. It is widely understood and accepted, and it represents the effectiveness of the capital deployed. For 2008, ROE for bonus calculation purposes will be calculated by dividing the after-tax net income earned by the Company in 2008 by its beginning equity of approximately $131 million at January 1, 2008.

For 2008, the Compensation Committee has established a minimum after-tax ROE for bonuses to be paid to executive officers under the Company performance portion of the Bonus Program. Bonus payments related to 2008 Company performance for the named executive officers could be up to 67% of base salary, providing each such named executive officer with a potential bonus of 100% of base salary including both the individual performance and Company performance portions of the Bonus Program.

Although the Bonus Program has set parameters, the determination to pay any person a bonus under the Bonus Program, the size of any bonus and the criteria, including individual performance goals, used in making such determination is entirely at the discretion of the Compensation Committee.

A description of the 2008 Officer Bonus Program is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

EMPLOYMENT AGREEMENTS

On April 7, 2008, Courtney C. Smith, President and Chief Executive Officer; Peter E. Jokiel, Executive Vice President and Chief Financial Officer; and Gary J. Ferguson, Senior Vice President and Chief Claims Officer (the "Officers") entered into new employment agreements with the Company. Such agreements supersede employment agreements with such officers dated November 19, 2004, as amended, each with an initial term ending December 31, 2007 and subject to three automatic one year extensions thereafter absent termination of the agreements by October 1, 2007 (which termination would have triggered required severance payments to such officers).

The material terms of the new employment agreements are as follows:

Compensation.

Each of the Officers base compensation has been set at their current 2008 base compensation level which is $463,050 for Mr. Smith, $405,200 for Mr. Jokiel and $289,500 for Mr. Ferguson. The Board of Directors, or any committee to which the Board of Directors has delegated the appropriate authority, shall review the base salary annually and at their discretion increase (but may not decrease) the base salary. To the extent that the Board of Directors, or any committee thereof, has established either a cash bonus or equity compensation plan the Officers shall be eligible to participate in such plan.

Term.

Each employment agreement, other than Mr. Ferguson's agreement, has a term ending on December 31, 2009, with automatic one year extensions until such time as the Company provides sufficient notice of its intent not to extend the agreement. Mr. Ferguson's employment agreement will terminate on December 31, 2009 unless the Company provides sufficient notice of the Company's intention not to extend his agreement past December 31, 2008;

Termination and Change of Control.

Each employment agreement provides that in the event of termination of an Officer due to such Officer's death or disability, termination for cause or resignation by the Officer, such Officer will be entitled to receive: (a) earned but unpaid base salary and any unpaid bonus, each pro-rated through the effective date of termination (the "Termination Date"); (b) any unreimbursed business expense or other amounts due as of the Termination Date. In addition the Company shall provide all payments, rights and benefits as of the Termination Date under the terms of the Company's employee and fringe benefit plans, practices, programs. The above rights and entitlements are referred to as the "Accrued Rights".

If an Officer (other than Mr. Ferguson) is terminated without cause or resigns for good reason then such Officer will be entitled to receive, in addition to the Accrued Rights, 225% of such Officer's base salary if such termination occurs on or before December 31, 2009 and 150% of such Officer's base salary if such termination occurs after such date. Upon a termination without cause or for good reason, Mr. Ferguson will be entitled to receive, in addition to the Accrued Rights, 150% of his base salary if such termination occurs on or before December 31, 2009.

If an Officer (other than Mr. Ferguson) is terminated within 24 months of a change of control then such Officer will be entitled to receive, in addition to the Accrued Rights, 300% of such Officer's base salary if such termination occurs on or before December 31, 2009 and 200% of such Officer's base salary if such termination occurs after such date. Upon a termination within 24 months of a change of control, Mr. Ferguson will be entitled to receive, in addition to the Accrued Rights, 200% of his base salary if such termination occurs on or before December 31, 2009. Upon a termination due to a change in control, all stock options, restricted stock awards or other types of equity-based compensation then held by the Executive which were not previously vested or exercised shall become fully vested and/or exercisable.

If the benefits and payments that would result from a termination due to a change of control, either alone or together with other benefits and payments that the Officer has the right to receive either directly or indirectly from us or any of our affiliates, would constitute an excess parachute payment, or excess payment, under Section 280G of the Internal Revenue Code of 1986, as amended, the Officer hereby agrees that these benefits and payments will be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments, to the Officer from constituting an excess payment, as determined by our independent auditor. Such reduction shall be made only if after such reduction, the Officer's net after-tax economic benefit shall exceed the net after-tax economic benefit to the Officer if such reduction were not made.

Each employment agreement also provides that if an Officer's employment is terminated then the Officer shall not compete with the Company for a period of time dependent upon how such Officer was terminated. Termination due to death or disability would not have a non-compete period. Termination due to a change of control or resignation by the Officer would have a two year non-compete period (15 months in the case of resignation with sufficient notice) and all other terminations would have a one year non-compete period.

CHANGE OF CONTROL AGREEMENT

On April 7, 2008, Scott W. Goodreau entered into a change of control agreement with the Company.

The material terms of the agreement are as follows:

If Mr. Goodreau is terminated within 24 months of a change of control then he will be entitled to receive, in addition to any unreimbursed business expenses or other amounts due to him as of the effective date of termination, 200% of his base salary, which currently is $289,500. Upon a termination due to a change in control, all stock options, restricted stock awards or other types of equity-based compensation then held which were not previously vested or exercisable shall become fully vested and/or exercisable.

If the benefits and payments that would result from a termination due to a change of control, either alone or together with other benefits and payments that Mr. Goodreau has the right to receive either directly or indirectly from us or any of our affiliates, would constitute an excess parachute payment, or excess payment, under Section 280G of the Internal Revenue Code of 1986, as amended, Mr. Goodreau hereby agrees that these benefits and payments will be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments, to him from constituting an excess payment, as determined by our independent auditor. Such reduction shall be made only if after such reduction, Mr. Goodreau's net after-tax economic benefit shall exceed his net after-tax economic benefit if such reduction were not made.

The change of control agreement also provides that if Mr. Goodreau’s employment is terminated as a result of a change in control of the Company then he shall not compete with the Company for a period of one year.

Item 8.01 Other Events.

On April 4, 2008, Specialty Underwriters' Alliance, Inc. issued a press release announcing that its Board of Directors has authorized a stock repurchase program. The program authorizes the Company to repurchase, during the next six months, up to 275,000 shares of the Company's common stock, par value $0.01 per share, at a maximum aggregate price of $1.65 million, in accordance with rule 10b-18 promulgated under the Securities Exchange Act of 1934. A copy of the press release is attached hereto as exhibit 99.2 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Specialty Underwriters' Alliance, Inc.

April 7, 2008	By:	/s/ Peter E. Jokiel

Name: Peter E. Jokiel
Title: Executive Vice President, Chief Financial Officer and Director

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Exhibit Index

Exhibit No.	Description

99.1	2008 Officer Bonus Program Description
99.2	Press Release - Stock Repurchase Program